Lawson Products, Inc. Executive Deferral Plan

As Amended and Restated Effective November 1, 2015

TABLE OF CONTENTS

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LAWSON PRODUCTS, INC. EXECUTIVE DEFERRAL PLAN

As Amended and Restated Effective November 1, 2015

Purpose

The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of Lawson Products, Inc., a Delaware corporation, and its Affiliates, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. This Plan is intended to comply with all applicable law, including Code Section 409A and related Treasury guidance and Regulations, an shall be operated and interpreted in accordance with this intention.

Effective Date

The Company initially established this Plan effective in 1987. The Company previously has amended the Plan and most recently amended and restated the Plan effective June 1, 2015. The Company has further as amended and restated the Plan in this document, effective November 1, 2015.

ARTICLE I
DEFINITIONS

For the purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1 "Account Balance" shall mean, with respect to a Participant, an entry on the records of the Employer equal to the sum of (i) the Deferral Account balance, (ii) the Supplemental Benefit Account balance, and (iii) Equity Award Deferral Account balance. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2 "Affiliate" or "Affiliates" shall mean any corporation or enterprise, other than the Company, which, as of a given date, is a member of the same controlled group of corporations, the same groups of trades or businesses, or the same affiliated serviced group, determined in accordance with Sections 414(b), (c), (m) and (o) of the Code, as is the Company.

1.3 "Annual Deferral Amount" shall mean that portion of a Participant's Base Salary, Bonus, and LTIP Amounts that a Participant defers in accordance with Article 3 for any one Plan Year, without regard to whether such amounts are withheld and credited during such Plan Year. In the event of a Participant's Disability, death or Termination of Employment prior to the end of a Plan Year, such year's Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.4 "Annual Installment Method" shall be an annual installment payment over the number of years selected by the Participant in accordance with this Plan, calculated as follows: (i) for the first annual installment, the Participant's vested Account Balance shall be calculated as of the close of business on or as soon as practicable following the Participant's Benefit Distribution Date, and (ii) for remaining annual installments, the Participant's vested Account Balance shall be calculated on every anniversary of such Benefit Distribution Date, as applicable. Each annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due the Participant. By way of example, if the Participant elects a five (5) year Annual Installment Method for the benefit payable on his or her Benefit Distribution Date, the first payment shall be 1/5 of the vested Account Balance, calculated as described in this definition. The following year, the payment shall be 1/4 of the vested Account Balance, calculated as described in this definition.

1.5 "Base Salary" shall mean the annual cash compensation relating to services performed during any calendar year, excluding distributions from non-qualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, equity awards, relocation expenses, incentive payments, non-monetary awards, director fees and other fees, and automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee's gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant's gross income under Code Sections 125, 132(f), 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.

1.6 "Beneficiary" shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 6, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.7 "Beneficiary Designation Form" shall mean the form established from time to time by or at the direction of the Committee that a Participant completes, signs and returns to the Committee or its designated agent to designate one or more Beneficiaries.

1.8 "Benefit Distribution Date" shall mean, with respect to an Annual Deferral Amount or an Equity Award Deferral Amount, the earliest to occur of (i) a Scheduled Distribution, if any, as may be modified by Section 4.4; (ii) the last day of the six-month period immediately following the date on which the Participant experiences a Termination of Employment, as may be modified by Section 4.4; (iii) the date on which the Participant becomes Disabled, or (iv) the date of the Participant's death.

1.9 "Board" shall mean the board of directors of the Company.

1.10 "Bonus" shall mean any compensation, other than Base Salary, LTIP Amounts, and Equity Awards, that is earned by a Participant for services rendered during a Plan Year under any Employer's annual bonus and cash incentive plans.

1.11 "Claimant" shall have the meaning set forth in Section 11.1.

1.12 "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.13 "Committee" shall mean the committee described in Article 9.

1.14 "Company" shall mean Lawson Products, Inc., a Delaware corporation, and any successor to all or substantially all of the Company's assets or business.

1.15 "Death Benefit" shall mean the benefit set forth in Article 5.

1.16 "Deduction Limitation" shall mean the limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan, as set forth in Section 13.16.

1.17 "Deferral Account" shall mean (i) the sum of all of a Participant's Annual Deferral Amounts, plus (ii) amounts credited or debited to the Participant's Deferral Account in accordance with this Plan, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

1.18 "Deferral Election" shall mean an election to defer filed by a Participant as to his or her Base Salary, Bonus, Equity Awards, and/or LTIP Amounts.

1.19 "Disability" or "Disabled" shall mean that a Participant is either (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employee of the Participant's Employer. For purposes of this Plan, a Participant shall be deemed Disabled if determined to be totally disabled by the Social Security Administration. A Participant shall also be deemed Disabled if determined to be disabled in accordance with the applicable disability insurance program of such Participant's Employer, provided that the definition of "disability" applied under such disability insurance program complies with the requirements of this Section and Code Section 409A and related Treasury guidance and Regulations.

1.20 "Election Form" shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

1.21 "Employee" shall mean a person who is an employee of any Employer.

1.22 "Employer(s)" shall mean the Company and/or any of its Affiliates (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

1.23 "Equity Award" shall mean equity-based compensation awards under the Lawson Products, Inc. 2009 Equity Compensation Plan, as amended and restated from time to time, or any similar or successor plan.

1.24 "Equity Award Deferral Amount" shall mean the amount of a Participant's Equity Award, if any, for which the Participant files a Deferral Election in accordance with Section 3.1, which will be credited to the Participant's Equity Award Deferral Account.

1.25 "Equity Award Deferral Account" shall mean the sum of all of a Participant's Equity Award Deferral Amounts, plus (ii) amounts credited or debited to the Participant's Equity Award Deferral Account in accordance with this Plan, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Equity Award Deferral Account.

1.26 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.27 "LTIP Amounts" shall mean any portion of the compensation attributable to a Plan Year that is earned by a Participant as an Employee under any Employer's long-term incentive plan or any other long-term incentive arrangement designated by the Committee.

1.28 "Measurement Funds" shall mean funds selected by the Committee, in its sole discretion, for the purpose of crediting or debiting additional amounts to Participants' Account Balances, which are based on certain mutual funds. A Participant's Equity Award Deferral Account shall be deemed to be invested in Stock Units.

1.29 "Participant" shall mean any Employee (i) who is selected to participate in the Plan, (ii) who submits an executed Plan Agreement, Election Form and Beneficiary Designation Form, which are accepted by the Committee, and (iii) whose Plan Agreement has not terminated.

1.30 "Plan" shall mean the Lawson Products, Inc. Executive Deferral Plan, as amended and restated in this document, which shall be evidenced by this instrument and by each Plan Agreement, as they may be amended from time to time.

1.31 "Plan Agreement" shall mean a written agreement, as may be amended from time to time, which is entered into by and between an Employer and a Participant. Each Plan Agreement executed by a Participant and the Participant's Employer shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Employer shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement, except to the extent contrary to Section 409A. The terms of any Plan Agreement may be different for any Participant, and

any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant.

1.32 "Plan Year" shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.33 "Predecessor Plan" shall mean the Executive Deferral Plan for Lawson Products, Inc. and Certain Affiliates, which was superseded by earlier versions of this Plan.

1.34 "Profit Sharing Plan" shall mean the Lawson Products, Inc. and Certain Affiliates Retirement Plan, as amended from time to time.

1.35 "Rollover Amount" shall mean the amount set forth in Section 3.5.

1.36 "Scheduled Distribution" shall mean a date selected by the Participant to serve as a potential Benefit Distribution Date with respect to an Annual Deferral Amount or an Equity Award Deferral Amount. The Scheduled Distribution election shall be the first day of any Plan Year designated by the Participant, which may be no sooner than three (3) Plan Years after the end of the Plan Year to which the Participant's Deferral Election relates.

1.37 "Stock Units" means units based upon the fair market value of the common stock of the Company and credited to an Equity Award Deferral Account.

1.38 "Supplemental Benefit Account" shall mean (i) that portion of a Participant's Rollover Amount that is represented by the Participant's aggregate supplemental benefits described in Section 5.3 of the Predecessor Plan, as well as any appreciation (or depreciation) specifically attributable to such supplemental benefits accumulated under the Predecessor Plan, plus (ii) the sum of all of a Participant's Supplemental Benefit Amounts, plus (iii) amounts credited or debited to the Participant's Supplemental Benefit Account in accordance with this Plan, less (iv) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant's Supplemental Benefit Account.

1.39 "Supplemental Benefit Amount" shall mean, for any one Plan Year, the benefit determined in accordance with Section 3.6.

1.40 "Terminate the Plan", "Termination of the Plan" shall mean a determination by an Employer's board of directors that (i) all of its Participants shall no longer be eligible to participate in the Plan, (ii) all Deferral Elections for such Participants shall terminate, and (iii) such Participants shall no longer be eligible to receive supplemental benefits under this Plan. Any distribution of Account Balances in connection with a Termination of the Plan shall be made in accordance with Code Section 409A.

1.41 "Termination of Employment" shall mean the Participant's death or other termination of employment with the Company and all Affiliates that also constitutes a "Separation from

Service" under Code Section 409A. A Separation from Service shall occur when the facts and circumstances indicate that the Company and the employee reasonably anticipate that no further services will be performed by the employee for the Company or any Affiliate after a certain date or that the level of bona fide services the employee will perform after such date (whether as an employee or as an independent contractor), will permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding thirty-six (36)-month period (or full period of services to the Company and all Affiliates if the employee provided services to the Company and all Affiliates less than thirty-six (36) months). For purposes of determining whether a Termination of Employment has occurred pursuant to Section 409A, an Affiliate shall be determined by applying Code Section 414 using a 50% or more ownership threshold in lieu of an 80% or more ownership threshold.

1.42 "Trust" shall mean one or more trusts established by the Company in accordance with Article 12.

1.43 "Unforeseeable Emergency" shall mean a severe financial hardship of the Participant resulting from (a) an illness or accident of the Participant, the Participant's spouse, the Participant's Beneficiary or the Participant's dependent (as defined in Code Section 152 without regard to paragraphs (b)(1), (b)(2) and (d)(1)(b) thereof), (b) a loss of the Participant's property due to casualty, or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined by the Committee based on the relevant facts and circumstances.

ARTICLE II
SELECTION, ENROLLMENT, ELIGIBILITY

2.1 **Selection by Committee**. Participation in the Plan shall be limited to a select group of management or highly compensated Employees, as determined by the Committee in its sole discretion. From that group, the Committee shall select, in its sole discretion, Employees to participate in the Plan.

2.2 **Enrollment and Eligibility Requirements; Commencement of Participation**.

(a) As a condition to participation, each Employee who is eligible to participate in the Plan effective as of the first day of a Plan Year shall complete, execute and return to the Committee or its designated agent a Plan Agreement, an Election Form and a Beneficiary Designation Form, prior to the first day of such Plan Year or such other earlier deadline as may be established by the Committee in its sole discretion and as permitted under Code Section 409A. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

(b) As a condition to participation, each Employee who becomes eligible to participate in the Plan effective after the first day of a Plan Year shall complete, execute and return to the Committee or its designated agent a Plan Agreement, an Election Form and a Beneficiary Designation Form, all within thirty (30) calendar days after such Employee's eligibility to participate in the Plan becomes effective or at such other time permitted by Code Section 409A. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

(c) Each Employee who is eligible to participate in the Plan shall commence participation in the Plan on the date that the Committee determines, in its sole discretion, that the Employee has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee or its designated agent within the specified time period. Notwithstanding the foregoing, the Committee or its designated agent shall process such Participant's Deferral Election as soon as administratively practicable after such Deferral Election is submitted to and accepted by the Committee or its designated agent.

(d) If an Employee fails to meet all requirements contained in this Section 2.2 within the period required, that Employee shall not be eligible to participate in the Plan during such Plan Year.

2.3 Termination of a Participant's Eligibility. A Participant shall no longer be eligible after the Participant's Termination of Employment after the Participant is determined by the Committee to no longer be an eligible employee. If the Committee determines that a Participant is no longer eligible to participate in the Plan, the Committee shall have the right, in its sole discretion and subject to Code Section 409A, to (i) terminate any Deferral Election the Participant has made for the remainder of the Plan Year in which the Participant's membership status changes, (ii) prevent the Participant from making future Deferral Elections, and/or (iii) take further action that the Committee deems appropriate. Notwithstanding the foregoing, in the event of a Termination of the Plan in accordance with Article 7, the termination of the affected Participants' eligibility for participation in the Plan shall not be governed by this Section 2.3, but rather shall be governed by Article 7.

ARTICLE III
DEFERRAL ELECTIONS/SUPPLEMENTAL BENEFIT AMOUNTS/VESTING/CREDITING/TAXES

3.1 Deferral Elections. For each Plan Year, a Participant may make a Deferral Election to defer (i) as his or her Annual Deferral Amount, Base Salary, Bonus, and/or LTIP Amounts, and (ii) as his or her Equity Award Deferral Amount, a portion of his or her Equity Award. Any such election to defer shall be made by filing an Election Form no later than the date provided in Section 3.3 in accordance with the terms and conditions set forth by the Committee. If no such Election

Form is timely delivered for a Plan Year, the Annual Deferral Amount and the Equity Award Deferral Amount shall be zero for that Plan Year.

3.2 Maximum Deferral. For each Plan Year, a Participant may elect to defer up to the following maximum percentages:

Deferral	Maximum Percentage
Base Salary	80%
Bonus, LTIP Amounts and/or Equity Awards	100%

In the event a Participant first becomes a Participant after the first day of a Plan Year, the maximum Annual Deferral Amount shall be limited to the amount of compensation attributable to services performed after the date the Participant submits a Plan Agreement and Election Form to the Committee or its designated agent for acceptance.

3.3 Timing of Deferral Elections.

(a) **First Plan Year**. In connection with a Participant's commencement of participation in the Plan, the Participant shall make an irrevocable Deferral Election for the Plan Year in which the Participant commences participation in the Plan, along with such other elections as the Committee deems necessary or desirable under the Plan. For these elections to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the Committee or its designated agent (in accordance with Section 2.2 above) and accepted by the Committee or its designated agent.

(b) **Subsequent Plan Years**. For each succeeding Plan Year, an irrevocable Deferral Election for that Plan Year, and such other elections as the Committee deems necessary or desirable under the Plan, shall be made by timely delivering a new Election Form to the Committee or its designated agent, in accordance with its rules and procedures, before the end of the Plan Year preceding the Plan Year for which the election is made, or such other deadline as may be established by the Committee in its sole discretion and in accordance with Section 2.2 above and Code Section 409A.

(c) **Performance Based Compensation**. To the extent a Bonus, LTIP Amount or Equity Award qualifies as "performance-based compensation" under Code Section 409A that is measured over a period of at least 12 months, the Committee may permit the Participant to make a Deferral Election with respect to such performance-based compensation no later than six (6) months before the end of the applicable performance period. Any such election to defer shall be made by filing a Deferral Election and shall be subject to the terms and conditions set forth by the Committee.

3.4 Withholding and Crediting of Deferral Amounts. For each Plan Year, the Base Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base

Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Salary. The Bonus and/or LTIP Amounts portion of the Annual Deferral Amount shall be withheld at the time the Bonus or LTIP Amounts are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself. The Equity Award Deferral Amounts shall be withheld at the time the Equity Awards are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.

3.5 **Rollover Amount**. With respect to Participants who participated in the Predecessor Plan and who were active Employees as of July 1, 2004, an amount equal to their "deferred benefit account" as set forth in such Predecessor Plan, valued as of July 1, 2004, shall be the Rollover Amount. The Rollover Amount shall be comprised of elective deferrals and company contributions accumulated under the Predecessor Plan, and shall retain their character as elective deferrals and company contributions under this Plan. Such Rollover Amount shall be credited to the Participant's Deferral Account and Supplemental Benefit Account, as applicable, under this Plan on July 1, 2004 and shall be subject to the terms and conditions of this Plan. Any Participant with a Rollover Amount shall have no right to demand distribution of such amounts other than as specifically provided for herein.

3.6 **Supplemental Benefit Amounts**.

(a) **Supplemental Benefits Attributable to Participant Deferrals**. The following amount may, in the Company's discretion, be credited to a Participant's Supplemental Benefit Account for any Plan Year:

(i) The amount of the Participant's Annual Deferral Amount, or a portion thereof as determined by the Company; multiplied by

(ii) The rate of the employer matching contributions under the Profit Sharing Plan with respect to such calendar year.

(b) **Supplemental Benefits Attributable to Code Section 401(a)(17) Limits**. If the application of Code Section 401(a)(17) in any calendar year results in a reduction of the amount of employer contributions otherwise allocable to a Participant under the Profit Sharing Plan, then the following amount may, in the Company's discretion, be credited to a Participant's Supplemental Benefit Account for any Plan Year:

(i) The amount of employer contributions the Participant would be entitled to receive with respect to such calendar year under the Profit Sharing Plan without giving effect to the Section 401(a)(17) limits; less

(ii) The amount of employer contributions the Participant was entitled to receive under the Profit Sharing Plan with respect to such calendar year after application of the Code Section 401(a)(17) limits.

(c) **Crediting of Supplemental Benefit Amounts**. The amounts described in this Section 3.6, if any, shall be credited to the Participant's Supplemental Benefit Account on a date or dates to be determined by the Committee, in its sole discretion.

3.7 **Crediting of Amounts after Benefit Distribution**. Notwithstanding any provision in this Plan to the contrary, should the complete distribution of a Participant's vested Account Balance occur prior to the date on which any portion of (i) the Annual Deferral Amount that a Participant has elected to defer for a Plan Year, (ii) the Equity Award Deferral Amount that a Participant has elected to defer for Plan Year, or (iii) the Supplemental Benefit Amount would otherwise be credited to the Participant's Account Balance, such amounts shall not be credited to the Participant's Account Balance, but shall be paid to the Participant in a manner determined by the Committee, in its sole discretion and in accordance with Code Section 409A.

3.8 **Vesting**. A Participant shall at all times be 100% vested in his or her Deferral Account and Supplemental Benefit Account, and shall vest in his or her Equity Award Deferral Account in accordance with the vesting provisions of the underlying Equity Award; provided, however, that, in the event any portion of a Participant's Account Balance (whether or not distributed from the Plan) is attributable to incentive compensation that is otherwise required to be recouped pursuant to the Company's clawback or similar policy then in effect, such portion of the Account Balance shall be forfeited and, as applicable, repaid in full by the Participant.

3.9 **Deemed Investment of Account Balances**. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant's Account Balance in accordance with the following rules:

(a) **Measurement Funds**. The Participant may elect one or more of the Measurement Funds for the purpose of crediting or debiting additional amounts to his or her Account Balance, except for amounts credited to the Participant's Equity Award Deferral Account, which at all times shall be deemed invested in Stock Units. As necessary, the Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund. Each such action will take effect as of the first day of the first calendar quarter that begins at least thirty (30) calendar days after the day on which the Committee gives Participants advance written notice of such change or such other date designated by the Committee, in its sole discretion.

(b) **Election of Measurement Funds**. A Participant, in connection with his or her initial Deferral Election in accordance with Section 3.3(a) above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.9(a) above) to be used to determine the amounts to be credited or debited to his or her Account Balance. If a Participant does not elect any of the Measurement Funds as described in the previous sentence, the Participant's Account Balance shall automatically be allocated into the lowest-risk Measurement Fund, as determined by the Committee, in its sole discretion. The Participant may (but is not required to) elect, by submitting an Election

Form to the Committee that is accepted by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply as of the first business day deemed reasonably practicable by the Committee, in its sole discretion, and shall continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.

(c) **Proportionate Allocation**. In making any election described in Section 3.9(b) above, the Participant shall specify on the Election Form, in increments of one percent (1%), the percentage of his or her Account Balance or Measurement Fund, as applicable, to be allocated/reallocated.

(d) **Crediting or Debiting Method**. The performance of each Measurement Fund (either positive or negative) will be determined by the Committee, in its sole discretion, on a daily basis based on the manner in which such Participant's Account Balance has been hypothetically allocated among the Measurement Funds by the Participant.

(e) **No Actual Investment**. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant's election of any such Measurement Fund, the allocation of his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant's Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the investments on which the Measurement Funds are based, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant's Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.

(f) **Crediting of Stock Units**. The number of Stock Units to be credited to a Participant's Equity Award Deferral Account shall be equal to the number of shares of the Company's common stock that would have been distributed to the Participant but for his or her Deferral Election under the Plan. Each such Stock Unit, as of any given date, shall have a value equal to the fair market value of a share of common stock of the Company on such date. For purposes of this Section 3.9(f), fair market value of common stock of the Company shall be defined as the closing price of such common stock on the National Market System's NASDAQ Quotation Service on the trading day immediately preceding the date as of which fair market value is determined. Additional credits shall be made to a Participant's Equity Award Deferral Account in dollar

amounts equal to the cash value (or the fair market value of dividends paid in property other than the Company's common stock) that the Participant would have received had the Participant been the owner on each record date of a number of shares of common stock equal to the number of Stock Units credited to his or her Equity Award Deferral Account on such date. In the case of a dividend in common stock of the Company, additional credits will be made to the Equity Award Deferral Account of the Participant of a number of Stock Units equal to the number of shares of common stock that the Participant would have received if the Participant had been the owner on each record date of a number of shares of such common stock equal to the number of Stock Units credited to the Participant's Equity Award Deferral Account. Any cash dividends (or the value of dividends paid in property other than common stock of the Company) shall be converted into Stock Units based upon the fair market value of common stock of the Company on the record date for payment of any such dividend.

3.10 FICA and Other Taxes.

(a) **Annual Deferral Amounts**. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant's Employer(s) shall withhold from that portion of the Participant's Base Salary, Bonus, and/or LTIP Amounts that is not being deferred, in a manner determined by the Employer(s), the Participant's share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.10.

(b) **Equity Award Deferral Amounts**. For each Plan Year in which an Equity Award Deferral Amount is being withheld from a Participant, the Participant's Employer(s) shall withhold from that portion of the Participant's Base Salary, Bonus, LTIP Amounts and/or Equity Awards that is not being deferred, in a manner determined by the Employer(s), the Participant's share of FICA and other employment taxes on such Equity Award Deferral Amount. If necessary, the Committee may reduce the Equity Award Deferral Amount in order to comply with this Section 3.10.

(c) **Supplemental Benefit Amounts**. Generally, for each Plan Year in which a Supplemental Benefit Amount is credited to a Participant's Supplemental Benefit Account, the Participant's Employer(s) shall withhold from that portion of the Participant's Base Salary, Bonus and/or LTIP Amounts that is not deferred, in a manner determined by the Employer(s), the Participant's share of FICA and other employment taxes on such Supplemental Benefit Amount. If necessary, the Committee may reduce the vested portion of the Participant's Supplemental Benefit Account, as applicable, in order to comply with this Section 3.10.

(d) **Distributions**. The Participant's Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the

trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust. In the event that payments with respect to Equity Award Deferral Amounts are made in shares of the Company's common stock and such shares are surrendered to satisfy such withholding obligations, the number of shares so surrendered shall be limited to the number of equity interests that have a fair market value on the date of such surrender equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

ARTICLE IV
DISTRIBUTIONS

4.1 Commencement of Distributions. Each Annual Deferral Amount and/or Equity Award Deferral Amount (as adjusted in accordance with Section 3.9) will become distributable to the Participant (or his or her Beneficiary) upon the earliest to occur of the following:

(i) a Scheduled Distribution, if any, designated by the Participant with respect to such amounts, or such later date designated by the Participant in accordance with Section 4.4 below;

(ii) the six-month anniversary of the Participant's Termination of Employment, or such later date designated by the Participant in accordance with Section 4.4 below;

(iii) the Participant's death; or

(iv) the Participant's Disability.

4.2 Form and Timing of Distributions. Amounts that become distributable pursuant to Section 4.1 will be distributed as set forth below. Any distribution with respect to an Annual Deferral Account shall be distributed in cash. Any distribution with respect to an Equity Award Deferral Amount shall be distributed in shares of the Company's common stock, except for fractional shares, which will be distributed in cash.

(a) **Distributions upon a Scheduled Distribution.** Distributions pursuant to Section 4.1(i) shall be made within sixty (60) days of the designated Scheduled Distribution date, and shall be made in a single lump sum. The value of such lump sum will be calculated as of the close of business on as soon as practicable following the Scheduled Distribution date, as determined in the sole discretion of the Committee.

(b) **Distributions upon Termination of Employment**. Distributions pursuant to Section 4.1(ii) shall be made or commence within sixty (60) days of the six-month anniversary of the Participant's Termination of Employment. Distributions shall be made in a single

lump sum or pursuant to an Annual Installment Method over a number of years (not to exceed five (5)) to the extent designated by the Participant upon commencing participation in the plan in accordance with Section 2.2. The value of any lump sum or first installment payment will be calculated as of the close of business on or as soon as practicable following the six-month anniversary of the Participant's Termination of Employment and each installment thereafter on the applicable anniversary of such date, in each case as determined in the sole discretion of the Committee.

(c) **Distributions upon Death or Disability**. Distributions pursuant to Sections 4.1(iii) or (iv) shall be made or commence within sixty (60) days of the Participant's death or Disability, as applicable. Distributions shall be made in a single lump sum or pursuant to an Annual Installment Method over a number of years (not to exceed fifteen (15)) to the extent designated by the Participant upon commencing participation in the plan in accordance with Section 2.2. The value of any lump sum or first installment payment will be calculated as of the close of business on or as soon as practicable following the Participant's death or Disability and each installment thereafter on the applicable anniversary of such date, in each case as determined in the sole discretion of the Committee.

4.3 Unforeseeable Emergencies.

(a) If the Participant experiences an Unforeseeable Emergency prior to the occurrence of a distribution event described in Section 4.1, the Participant may petition the Committee to cancel the Participant's Deferral Election and suspend deferrals of Base Salary, Bonus, LTIP Amounts, and Equity Award Deferral Amounts to the extent deemed necessary by the Committee to satisfy the Unforeseeable Emergency, plus amounts reasonably necessary to pay taxes reasonably anticipated as a result of the distribution. If suspension of deferrals is not sufficient to satisfy the Participant's Unforeseeable Emergency, or if suspension of deferrals is not required under applicable tax law, the Participant may further petition the Committee to receive a partial or full payout from the Plan. The Participant shall only receive a payout from the Plan to the extent such payout is deemed necessary by the Committee to satisfy the Participant's Unforeseeable Emergency. Any such payout shall reduce the Participant's Account Balance on a pro-rated basis from all subaccounts of the Participant.

(b) The payout shall not exceed the lesser of (i) the Participant's vested Account Balance, calculated as of the close of business on or around the date on which the amount becomes payable, as determined by the Committee in its sole discretion, or (ii) the amount necessary to satisfy the Unforeseeable Emergency, plus amounts reasonably necessary to pay taxes reasonably anticipated as a result of the distribution. Notwithstanding the foregoing, a Participant may not receive a payout from the Plan to the extent that the Unforeseeable Emergency is or may be relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the

Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (C) by suspension of deferrals under this Plan.

(c) If the Committee, in its sole discretion, approves a Participant's petition for suspension, the Participant's deferrals under this Plan shall be suspended as of the date of such approval. If the Committee, in its sole discretion, approves a Participant's petition for suspension and payout, the Participant's deferrals under this Plan shall be suspended as of the date of such approval and the Participant shall receive a payout from the Plan within sixty (60) calendar days of the date of such approval.

(d) Notwithstanding the foregoing, the Committee shall interpret all provisions relating to suspension and/or payout under this Section 4.3 in a manner that is consistent with Code Section 409A, including but not limited to regulations and guidance issued thereunder.

4.4 **Redeferral of Distributions**. A Participant may elect pursuant terms and conditions set forth by the Committee to postpone and to modify the form of payment with respect to distributions pursuant to Sections 4.1(i) (Scheduled Distributions) and/or 4.1(ii) above (Termination of Employment). To make such an election, the Participant must submit an Election Form to the Committee or its designated agent in accordance with the following criteria:

(a) The election shall have no effect until at least 12 months after the date on which the redeferral election is made;

(b) The election must delay the distribution for no less than 5 years from the date the distribution would have otherwise occurred or commenced; and

(c) The election must be made at least twelve (12) months prior to the date the distribution would have otherwise occurred or commenced.

Elections under this Section 4.4 with respect to a distribution upon a Termination of Employment may designate that the distribution shall be made in a lump sum or pursuant to an Annual Installment Method (over a period not to exceed five (5) years).

ARTICLE V
BENEFICIARY DESIGNATION

5.1 **Beneficiary**. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

5.2 **Beneficiary Designation: Change; Spousal Consent**. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by

completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee's rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary, the Committee may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Committee, executed by such Participant's spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

5.3 **Acknowledgment**. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

5.4 **No Beneficiary Designation**. If a Participant fails to designate a Beneficiary as provided in Sections 6.1, 6.2 and 6.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary shall be the Person designated as beneficiary in the Profit Sharing Plan or, if none, then his or her surviving spouse or, if no surviving spouse, then the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant's estate.

5.5 **Doubt as to Beneficiary**. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant's Employer to withhold such payments until this matter is resolved to the Committee's satisfaction.

5.6 **Discharge of Obligations**. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant's Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE VI
TERMINATION OF PLAN, AMENDMENT OR MODIFICATION

6.1 **Termination of Plan**. Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to terminate the Plan with respect to all of its Participants provided that the Plan's termination shall not adversely affect the right of any Participant to receive, or otherwise result in a material adverse effect on the Participant's rights under the Plan with respect to, his or her vested benefits as determined on the date of termination. In the event of a Plan termination no new Deferral Elections shall be permitted for the affected Participants, such Participants shall no longer be eligible to receive new company contributions, and Participant Account Balances shall be distributed in accordance with Code Section 409A.

6.2 **Amendment**. Any Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer. Notwithstanding the foregoing, (i) no amendment or modification shall be effective to decrease the value of a Participant's vested Account Balance in existence at the time the amendment or modification is made, and (ii) no amendment or modification of Section 7.1, this Section 7.2 or Section 9.2 of the Plan shall be effective.

6.3 **Plan Agreement**. Despite the provisions of Sections 7.1 and 7.2 above, if a Participant's Plan Agreement contains benefits or limitations that are not in this Plan document, the Employer may only amend or terminate such provisions with the written consent of the Participant.

6.4 **Effect of Payment**. The full payment of the Participant's vested Account Balance under Articles 4 and 5 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan, and the Participant's Plan Agreement shall terminate.

ARTICLE VII
LEAVE OF ABSENCE

7.1 **Paid Leave of Absence**. If a Participant is authorized by the Participant's Employer to take a paid leave of absence from the employment of the Employer, and such leave of absence does not constitute a Termination of Employment, (a) the Participant shall continue to be considered eligible for the benefits provided under the Plan, and (b) the Annual Deferral Amount and/or Equity Award Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Article 3.

7.2 **Unpaid Leave of Absence**. If a Participant is authorized by the Participant's Employer to take an unpaid leave of absence from the employment of the Employer for any reason, and such leave of absence does not constitute a Termination of Employment, such Participant shall continue to be eligible for the benefits provided under the Plan. During the unpaid leave of absence, the Participant shall not be allowed to make any additional Deferral Elections. However, if the Participant returns to employment, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in the Plan, provided such Deferral Elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.3 above.

ARTICLE VIII
ADMINISTRATION

8.1 **Committee Duties**. Except as otherwise provided in this Article 9, this Plan shall be administered by a Committee, which shall consist of the Board, or such committee as the Board shall appoint. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan (ii) decide or resolve any and

all questions including interpretations of this Plan and whether a claimant is entitled to benefits under the Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

8.2 **Administration Upon Change In Control**. For purposes of this Plan, the Committee shall be the "Administrator" at all times prior to the occurrence of a Change in Control. Within one hundred and twenty (120) calendar days following a Change in Control, an independent third party "Administrator" may be selected by the individual who, immediately prior to the Change in Control, was the Company's Chief Executive Officer or, if not so identified, the Company's highest ranking officer (the "Ex-CEO"), and approved by the Trustee. The Committee, as constituted prior to the Change in Control, shall continue to be the Administrator until the earlier of (i) the date on which such independent third party is selected and approved, or (ii) the expiration of the one hundred and twenty (120) day period following the Change in Control. If an independent third party is not selected within one hundred and twenty (120) calendar days of such Change in Control, the Committee, as described in Section 9.1 above, shall be the Administrator. The Administrator shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited to benefit entitlement determinations; provided, however, upon and after the occurrence of a Change in Control, the Administrator shall have no power to direct the investment of Plan or Trust assets or select any investment manager or custodial firm for the Plan or Trust. Upon and after the occurrence of a Change in Control, the Company must: (1) pay all reasonable administrative expenses and fees of the Administrator; (2) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney's fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and (3) supply full and timely information to the Administrator on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of the Participants, and such other pertinent information as the Administrator may reasonably require. Upon and after a Change in Control, the Administrator may be terminated (and a replacement appointed) by the Trustee only with the approval of the Ex-CEO. Upon and after a Change in Control, the Administrator may not be terminated by the Company.

For purpose of this Section 9.2 only, "Change in Control" shall mean the first to occur of any of the following events:

(a) Any "person" (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 ("Exchange Act")) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the Company's capital stock entitled to vote in the election of directors;

(b) During any period of not more than two consecutive years, not including any period prior to the adoption of this Plan, individuals who, at the beginning of such period constitute the board of directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c), (d) or (e) of this Section 9.2) whose election by the board of directors or nomination for election by the Company's stockholders was approved by a vote of at least three- fourths (3/4ths) of the directors then still in office, who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c) The shareholders of the Company approve any consolidation or merger of the Company, other than a consolidation or merger of the Company in which the holders of the common stock of the Company immediately prior to the consolidation or merger hold more than fifty percent (50%) of the common stock of the surviving corporation immediately after the consolidation or merger;

(d) The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(e) The shareholders of the Company approve the sale or transfer of all or substantially all of the assets of the Company to parties that are not within a "controlled group of corporations" (as defined in Code Section 1563) in which the Company is a member.

8.3 **Agents.** In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

8.4 **Binding Effect of Decisions.** The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

8.5 **Indemnity of Committee.** All Employers shall indemnify and hold harmless the members of the Committee, any Employee to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee or the Administrator.

8.6 **Employer Information.** To enable the Committee and/or Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or

Termination of Employment of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.

ARTICLE IX
OTHER BENEFITS AND AGREEMENTS

The benefits provided for a Participant and Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant's Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE X
CLAIMS PROCEDURES

10.1 **Presentation of Claim**. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) calendar days after such notice was received by the Claimant. All other claims must be made within 180 calendar days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

10.2 **Notification of Decision**. The Committee shall consider a Claimant's claim within a reasonable time, but no later than ninety (90) calendar days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) calendar day period. In no event shall such extension exceed a period of ninety (90) calendar days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. Notwithstanding the foregoing, if the claim relates to a Disability determination, the Committee shall notify the Claimant of the decision within forty-five (45) calendar days (which may be extended for an additional thirty (30) calendar days if required by special circumstances). The Committee shall notify the Claimant in writing:

(a) that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

(b) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i) the specific reason(s) for the denial of the claim, or any part of it;

(ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv) an explanation of the claim review procedure set forth in Section 13.3 below; and

(v) a statement of the Claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

10.3 **Review of a Denied Claim**. On or before sixty (60) calendar days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. The Claimant (or the Claimant's duly authorized representative):

(a) may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b) may submit written comments or other documents; and/or

(c) may request a hearing, which the Committee, in its sole discretion, may grant.

10.4 **Decision on Review**. The Committee shall render its decision on review promptly, and no later than sixty (60) calendar days after the Committee receives the Claimant's written request for a review of the denial of the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) calendar days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. Notwithstanding the foregoing, if the claim relates to a Disability determination, the Committee shall notify the Claimant of the decision within 45 days (which may be extended for an additional 45 days if required by special circumstances) In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a) specific reasons for the decision;

(b) specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations)to the Claimant's claim for benefits; and

(d) a statement describing any voluntary appeal procedures offered by the Plan and a statement of the Claimant's right to bring a civil action under ERISA Section 502(a).

10.5 **Legal Action**. A Claimant's compliance with the foregoing provisions of this Article 11 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan and such action must be filed in a court of law no later than six (6) months after the Committee's final decision on review of an appealed claim.

ARTICLE XI
TRUST

11.1 **Establishment of the Trust**. In order to provide assets from which to fulfill the obligations of the Participants and their beneficiaries under the Plan, the Company may establish a trust by a trust agreement with a third party, the trustee, to which each Employer may, in its discretion, contribute cash or other property, including securities issued by the Company, to provide for the benefit payments under the Plan, (the "Trust"). The Trust shall be a grantor trust of the type commonly known as a "rabbi trust"

11.2 **Interrelationship of the Plan and the Trust**. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

11.3 **Distributions From the Trust**. Each Employer's obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer's obligations under this Plan. To the extent that a Participant or another person acquires a right to receive payments from the Employer, such rights shall be no greater than the right of a general unsecured creditor.

ARTICLE XII
MISCELLANEOUS

12.1 **Status of Plan**. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that "is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent. The Plan is intended to comply with the requirements of Section

Code Section 409A and shall be interpreted and administered in a manner consistent with that intent.

12.2 **Unsecured General Creditor**. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer's assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

12.3 **Employer's Liability**. An Employer's liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

12.4 **Nonassignability**. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

12.5 **Not a Contract of Employment**. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

12.6 **Furnishing Information**. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

12.7 **Terms**. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

12.8 **Captions**. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

12.9 **Governing Law**. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Delaware without regard to its conflicts of laws principles. Any action or proceeding relating in any way to this Plan must be brought and enforced in the federal courts in the state of Illinois, County of Cook, and the Company, the Committee, and each Participant, irrevocably submit to the jurisdiction of such courts in respect of any such action or proceeding.

12.10 **Notice**. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Lawson Products, Inc. Attn: Corporate Secretary
8770 West Bryn Mawr
Suite 900
Chicago, IL 60631

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

12.11 **Successors**. The provisions of this Plan shall bind and inure to the benefit of the Participant's Employer and its successors and assigns and the Participant and the Participant's designated Beneficiaries.

12.12 **Spouse's Interest**. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.

12.13 **Validity**. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

12.14 **Incompetent**. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a

benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

12.15 **Court Order**. The Committee is authorized to comply with any court order in any action in which the Plan or the Committee has been named as a party, including any action involving a determination of the rights or interests in a Participant's benefits under the Plan. Notwithstanding the foregoing, the Committee shall interpret this provision in a manner that is consistent with applicable tax law, including but not limited to guidance issued after the effective date of this Plan.

12.16 **Deduction Limitation on Benefit Payments**. If an Employer determines in good faith that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Employer would not be deductible by the Employer solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution to the Participant pursuant to this Plan is deductible, the Employer may defer all or any portion of a distribution under this Plan. Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts in accordance with Section 3.9 above, even if such amount is being paid out in installments. The amounts so deferred and amounts credited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant's death) at the earliest possible date, as determined by the Employer in good faith, on which the deductibility of compensation paid or payable to the Participant far the taxable year of the Employer during which the distribution is made will not be limited by Section 162(m).

12.17 **Insurance**. The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

12.18 **Distributions to Section 16(a) Officers**. Notwithstanding any provision in this Plan to the contrary, no distribution shall be made to any Participant who is subject to the requirements of Section 16(a) of the Securities Exchange Act of 1934 during the one-year period following a Change in Control.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Company has signed this Plan document on this 1st day of November 2015.

LAWSON PRODUCTS, INC.

By: ______________________

Title: Ex. V.P., Secretary and General Counsel

CHI:2941660.5